Exhibit 10.2

CONSENT AND WAIVER
to Senior Credit Agreement

     This Consent and Waiver (this “Waiver”) is made as of April 11, 2005, by and among GLOBAL CASH ACCESS HOLDINGS, INC., a Delaware corporation formerly known as GCA Holdings, L.L.C., a Delaware limited liability company (“Holdings”), GLOBAL CASH ACCESS, INC., a Delaware corporation formerly known as Global Cash Access, L.L.C., a Delaware limited liability company (the “Borrower”), the banks and other financial institutions signatories hereto, BANK OF AMERICA, N.A., as the Administrative Agent (the “Administrative Agent”) and is in connection with that certain Credit Agreement, dated as of March 10, 2004, as amended by that certain Amendment No. 1, dated as of April 27, 2004 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Credit Agreement”), among Holdings the Borrower, the several banks and other financial institutions party thereto (the “Lenders”) and the Administrative Agent. Capitalized terms used herein but not defined herein, shall have the meaning assigned to such terms in the Credit Agreement.

     WHEREAS, Kirk Sanford, the President and Chief Executive Officer of the Borrower (“Mr. Sanford”), currently holds an approximately 1% ownership interest in M&C International, a Nevada corporation (“M&C”), which owns 40.01% of the Equity Interests of Holdings.

     WHEREAS, in connection with the transactions contemplated by the Redemption Agreement, dated as of March 21, 2005, by and between M&C, Mr. Sanford, and, solely with respect to Section 2 therein, Karim Maskatiya and Robert Cucinotta, Mr. Sanford’s approximately 1% ownership interest in M&C shall be redeemed for an amount of cash plus approximately 0.40% of the common Equity Interests of Holdings (the “Redemption Transaction”).

     WHEREAS, in connection with the transactions contemplated by the Advisory Services Payment Agreement, dated as of March 22, 2005, by and between M&C and Mr. Sanford, Mr. Sanford shall receive a payment of an amount of cash plus an additional approximately 0.80% of the common Equity Interests of Holdings (together with the Redemption Transaction, the “Kirk Sanford Transaction”).

     WHEREAS, Holdings and the Borrower have requested that the Administrative Agent and the Required Lenders waive the requirements contained in clause (i)(B) of the definition of Change of Control in the Credit Agreement, together with the related Events of Default under the Credit Agreement that may result from the Kirk Sanford Transaction.

     NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

     1. Consent and Waiver. Holdings and the Borrower hereby request and, subject to the terms and conditions contained herein, the Administrative Agent and the Required Lenders hereby waive the requirements contained clause (i)(B) of the definition of Change of Control in the Credit Agreement insofar as such clause would be breached by the Kirk Sanford Transaction and any Event of Default that would otherwise arise from the Kirk Sanford Transaction but for the application of this Waiver.

     2. Conditions to Effectiveness. This Waiver shall become effective on the date the following conditions have been satisfied or waived (the “Effective Date”): (a) the Administrative Agent shall have received this Waiver, executed and delivered by Holdings, the Borrower, the Administrative Agent and the Required Lenders, and (b) after giving effect to this Waiver no Default or Event of Default shall exist and be continuing.

     3. Limitation of Waiver. The waivers set forth herein are limited precisely as written and shall not be deemed to be a waiver or modification of any other term or condition of the Credit Agreement (including, but not limited to, any other Default or Event of Default under the Credit Agreement arising out of the same factual predicate as the Defaults waived in Section 1 above, except as expressly set forth herein), or prejudice any right or rights which the Lenders may now have or may have in the future under or in connection with the Credit Agreement or any of the other documents or instruments referred to therein. Except as expressly modified hereby or by express written amendments thereof, the Credit Agreement and each of the other Senior Finance Documents and instruments executed in connection with any of the foregoing are and shall remain in full force and effect. In the event of a conflict between this Waiver and any of the foregoing documents, the terms of this Waiver shall be controlling.

     4. Representations and Warranties. Holdings and the Borrower hereby jointly and severally represents and warrants as of the date hereof and as of the Effective Date that:

     A. Corporate Power and Authority. Holdings and the Borrower have all requisite corporate power and authority to enter into this Waiver and to carry out the transactions contemplated by, and perform its obligations under, the Credit Agreement.

     B. Authorization of Agreements. The execution and delivery of this Waiver and the performance of the Credit Agreement and this Waiver has been duly authorized by all necessary corporate action on the part of Holdings and the Borrower.

     C. Binding Obligation. This Waiver has been duly executed and delivered by Holdings and the Borrower and is the legally valid and binding obligation of Holdings and the Borrower, enforceable against them in accordance with its terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or limiting creditors’ rights generally or by equitable principles relating to enforceability.

     D. No Default. After giving effect to this Waiver, no Default or Event of Default exists on the date hereof or would result from the transactions contemplated hereby.

     5. Governing Law. This Waiver shall be governed by, and construed in accordance with, the internal laws of the State of New York (including Sections 5-1401 and 5-1402 of the New York General Obligations Law).

     6. Costs and Expenses. The Holdings and the Borrower agree to pay on demand all reasonable costs and expenses of the Administrative Agent in connection with the preparation, execution and delivery of this Waiver, including, without limitation, the reasonable fees and out-of-pocket expenses of outside counsel for the Administrative Agent with respect thereto.

     7. Descriptive Headings, Etc. The descriptive headings of the several sections of this Waiver are inserted for convenience only and shall not be deemed to affect the meaning or construction of any of the provisions hereof. The statements made and the terms defined in the recitals to this Waiver are hereby incorporated into this Waiver in their entirety.

     8. Entire Agreement. This Waiver and the documents referred to herein represent the entire understanding of the parties hereby regarding the subject matter hereof and supersede all prior and contemporaneous oral and written agreements of the parties hereto with respect to the subject matter hereof.

     9. Counterparts. This Waiver may be executed by one or more of the parties hereto in any number of separate counterparts, each of which shall be deemed an original and all of which, taken together, shall be deemed to constitute one and the same instrument. Delivery of an executed counterpart of this Waiver by facsimile transmission or by electronic mail shall be as effective as delivery of a manually executed counterpart hereof.

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     IN WITNESS WHEREOF, the parties hereto have caused this Waiver to be duly executed and delivered by their respective duly authorized officers as of the date first written above.

GLOBAL CASH ACCESS HOLDINGS, INC.

/s/ Kirk Sanford

By: Kirk Sanford
Title: President

GLOBAL CASH ACCESS, INC.

/s/ Kirk Sanford

By: Kirk Sanford
Title: President

Acknowledged and Agreed:

BANK OF AMERICA, N.A.
as Administrative Agent
/s/ Donna F. Kimbrough

By: Donna F. Kimbrough
Title: Assistant Vice President

[Signature Page to GCA Waiver

[Lender]

By:	(various)

Name:
Title: